INVESTMENT SUB-ADVISORY AGREEMENT

 AGREEMENT, dated as of October 1, 2026 by and between Millburn Ridgefield LLC, a Delaware limited liability company (the “Adviser”) and Sumitomo Mitsui Trust Asset Management Americas, Inc., a New York corporation (the “Sub-Adviser”).

 WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

 WHEREAS, the Adviser has entered into an investment advisory agreement (the “Investment Advisory Agreement”) with The RBB Fund Trust, a Delaware statutory trust that is an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”) (the “Trust”);

 WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act;

 WHEREAS, the Adviser desires to retain the Sub-Adviser to render certain non-discretionary investment advisory and other services in the form of providing to Adviser one or more investment model portfolio(s) as set forth in Appendix A hereto (collectively, the “Model Portfolio”) in connection with the funds(s) specified in Appendix B hereto, each a series of the Trust (each a “Fund” and collectively, the “Funds”), effective as of the dates specified in Appendix B, in the manner and on the terms hereinafter set forth;

 WHEREAS, the Adviser has the authority under the Investment Advisory Agreement with the Trust to select one or more sub-advisers for each Fund of the Trust, including the selection of Sub-Adviser; and

 WHEREAS, the Sub-Adviser is willing to furnish such services to the Adviser and each Fund, subject to the terms of this written and executed Investment Sub-Advisory Agreement (the “Agreement”);

 NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the Adviser and the Sub-Adviser agree as follows:

1. APPOINTMENT OF THE SUB-ADVISER

 The Adviser hereby appoints the Sub-Adviser to act as a non-discretionary investment adviser for each Fund, subject to the supervision and oversight of the Adviser and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Trust or the Adviser except as expressly authorized in this Agreement or another writing mutually entered into by the Adviser and the Sub-Adviser.

2. ACCEPTANCE OF APPOINTMENT

 The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

 The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the custodian, regardless of whether such custodian is or is not relying on the instruction or omissions of the Adviser or other sub-advisers under Adviser’s supervision.

3. SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE TRUST

A.                  As non-discretionary investment adviser to each Fund, the Sub-Adviser will provide investment advice and recommendations and other services related to the Model Portfolio, subject always to the supervision and control of the Adviser and the Trustees of the Trust.

B.                  As part of the services it will provide hereunder, the Sub-Adviser will:

(i)                  formulate and periodically provide the Model Portfolio and any updates thereto to the Adviser and to Twin Oak ETF Company (SEC File No. 801-130584), in Twin Oak’s capacity as the investment implementation sub-adviser to each Fund (or to such other sub-adviser as the Adviser may designate in writing to Sub-Adviser from time to time as an authorized recipient of the Model Portfolio);

(ii)                keep the Trustees of the Trust and the Adviser informed in writing on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the investment advice on the Model Portfolio that are within the purview of the Sub-Adviser’s services hereunder, the Sub-Adviser and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser or the Trustees of the Trust, and the Sub-Adviser will attend meetings with the Adviser and/or the Trustees, as reasonably requested, to discuss the foregoing; and

(iii)                cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Adviser, keep all such persons informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Adviser, provide prompt responses to reasonable requests made by such persons, and to maintain any appropriate interfaces with each so as to promote the efficient exchange of information in connection with Sub-Adviser’s services hereunder.

C.                  In furnishing services hereunder, the Sub-Adviser shall be subject to the relevant provisions of, and shall perform in accordance with the following: (i) the Trust’s Amended and Restated Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust’s Declaration of Trust”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus(es) and Statement(s) of Additional Information of the Trust relating to the Fund(s) filed with the Securities and Exchange Commission (“SEC”) and delivered to the Sub-Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund(s); (v) the applicable sections of the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust and which are made available to the Sub-Adviser; and (vi) the written instructions of the Adviser which are agreed to in advance in writing by the Sub-Adviser. Prior to the commencement of the Sub-Adviser’s services hereunder, the Adviser shall provide the Sub-Adviser with current copies of the Trust’s Declaration of Trust, By-Laws, Prospectus and SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Adviser undertakes to provide the Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document, and the Sub-Adviser shall only be subject to those amendments, modifications or supplements which are provided to it by the Adviser.

D.                  To the extent another investment adviser or sub-adviser to the Fund notifies the Sub-Adviser that it has or intends to, on behalf of the Fund, (i) acquire any security in reliance on Rule 10f-3 under the Investment Company Act; (ii) acquire any security in reliance on Rule 12d3-1 under the Investment Company Act; or (iii) engage in any transaction in reliance on Rule 17a-10 under the Investment Company Act (including in connection with a Rule 17e-1 transaction), and the Sub-Adviser (or its affiliated persons) is causing the need for the acquisition or transaction to rely on such Rule, the Sub-

Adviser will not consult with the other investment adviser with respect to transactions of the Fund in securities or other assets.

E.                   The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities (including office space, furnishings, and equipment) and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

F.                   The Sub-Adviser will maintain all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, as may be applicable, with respect to its duties as are set forth herein.

G.                  The Adviser agrees that the Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund(s). The Adviser also acknowledges that the Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that the Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

H. The Sub-Adviser may delegate certain of its duties under this Agreement to one or more affiliates that the Sub-Adviser controls, is controlled by, or is under common control with, provided that any such arrangement is entered into in accordance with all applicable requirements of the Investment Company Act and the Advisers Act. Any such delegation shall not relieve the Sub-Adviser of its duties or obligations under this Agreement, and the Sub-Adviser shall remain solely responsible for the performance of such duties and obligations to the Funds as if no delegation had occurred. The Sub-Adviser shall provide appropriate supervision and oversight of any such affiliate and shall be responsible and liable for such affiliate’s acts and omissions in connection with the services provided under this Agreement. The provision of the Model Portfolio to other permitted parties as directed by Adviser, including Twin Oaks as another sub-adviser to the Fund, does not create a fiduciary relationship between Sub-Adviser and Twin Oaks, nor does it constitute a delegation related to this Agreement or create any form of contractual or functional relationship between those parties.

4. COMPENSATION OF SUB-ADVISER

 The Adviser will pay the Sub-Adviser as compensation for the services provided an advisory fee with respect to each Fund as specified in Appendix C to this Agreement. Payments shall be made by Adviser to the Sub-Adviser on or about the fifth day of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the appropriate Schedule, as included and incorporated into Appendix C, to the net assets of each such Fund. The fee shall be based on the average daily net assets per Fund for the immediately prior month involved. Except as may otherwise be prohibited by law or regulation (including, without limitation, any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive all or any portion of its advisory fee, with a right of subsequent recapture and reimbursement of that fee if so agreed to. It is understood by the parties to this Agreement that any proposed or enacted reduction in or waiver to the management fee charged to the Fund by Adviser, which may result in a reduction in the amount paid to Sub-Adviser hereunder, shall require the advance consent to such reduction by Sub-Adviser. Any subsequent additions or replacement of sub-advisers, including the respective terms between the Adviser and such other sub-advisers, shall not in any way result in a diminishment, amendment or impairment in the percentage of allocated fees and compensation due to Sub-Adviser pursuant to the terms herein.

5. LIABILITY AND INDEMNIFICATION

A.                  Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or expenses (including reasonable legal and other expenses) incurred or suffered by the Adviser, any other sub-adviser, or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser or its Affiliates with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact represented by the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made solely in reliance upon information furnished to the Adviser or the Trust by the Sub-Adviser Indemnitees (as defined below) for use therein. Notwithstanding anything to the contrary contained herein, Sub-Adviser shall not be liable to any of the parties contemplated herein for the failure or inability to implement the Model Portfolio as provided by Sub-Adviser or for any losses to the assets of the Funds resulting from any such failure or inability to implement the Model Portfolio or other event reasonably outside of Sub-Adviser’s ability to control, including but not limited to nationalization, expropriation, devaluation, seizure, act of taxation or tariff, exchange controls, currency restriction, or other such acts taken by governmental and non-governmental actors.

B.                     Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Adviser, any other sub-adviser, and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Adviser or any sub-adviser under its supervision with respect to each Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser or any sub-advisor under Adviser’s supervision in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund(s) or the omission to state therein a material fact known to the Adviser or any sub-advisor under Adviser’s supervision that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made solely in reliance upon information furnished to the Adviser, any sub-advisor under Adviser’s supervision or the Trust.

6. REPRESENTATIONS OF THE ADVISER

 The Adviser represents, warrants and agrees that:

A.                    The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B.                  The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act, and will provide the Sub-Adviser with a copy of such code of ethics.

C.                   The Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Adviser by applicable law and regulations.

D.                 The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Sub-Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s).

E.                  The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

7. REPRESENTATIONS OF THE SUB-ADVISER

 The Sub-Adviser represents, warrants and agrees as follows:

A.                  The Sub-Adviser is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

B.                   The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Sub-Adviser will also promptly notify each Fund and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund(s).

C.                  The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Compliance Officer or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b), or summaries and certifications related thereto, and all other records relevant to compliance with the Sub-Adviser’s code of ethics.

D.                  The Sub-Adviser has provided the Trust and the Adviser with a copy of its Form ADV Part 1, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC, and promptly will furnish a copy of all annual updates and material amendments of the Form ADV Part 1 (and Part 2A, if and when applicable) to the Trust and the Adviser at least annually. Such amendments shall reflect all material changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser and its ability to provide the services hereunder, as required by the Advisers Act.

E.                   The Sub-Adviser will notify the Trust and the Adviser of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel of the Sub-Adviser who are identified as providing the services hereunder to the Fund(s), in each case prior to such change or as soon as is practicable under the circumstances.

F.                   The Sub-Adviser will immediately notify the Adviser of any financial condition of the Sub-Adviser that is likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.

G.                  The Sub-Adviser agrees to maintain an appropriate level of insurance coverage as deemed appropriate for the services being provided by Sub-Adviser.

H. The execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Sub-Adviser or any of its participating affiliates as contemplated here are a party.

8. NON-EXCLUSIVITY

 The services of the Sub-Adviser to the Adviser, the Fund(s) and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9. SUPPLEMENTAL ARRANGEMENTS

 The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund(s) that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10. REGULATION

 The Sub-Adviser agrees to cooperate in good faith with all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11. RECORDS

 The records relating to the services provided to the Funds under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit it to retain such records (either in original or in duplicate form) as the Sub-Adviser deems reasonably necessary in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Sub-Adviser free from any claim or retention of rights therein, provided that the Sub-Adviser may retain any such records or copies thereof that are deemed by it to be necessary or otherwise required by law or regulation.

12. DURATION OF AGREEMENT

 This Agreement shall become effective with respect to each Fund as of the date first above written and, unless sooner terminated as provided herein, shall continue with respect to each Fund until August 16, 2028. Thereafter, if not terminated, this Agreement shall continue with respect to each Fund for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, or otherwise if pursuant to applicable relief from such in-person requirements under the Investment Company Act, and (b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund.

13. TERMINATION OF AGREEMENT

 This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ prior written notice to the Adviser and the Sub-Adviser, or by the Adviser or Sub-Adviser on sixty (60) days’ prior written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Advisory Agreement between the Adviser and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. The assignment or termination by Adviser of any agreement it might have with another sub-adviser to the Fund will not impact or impair the terms of this Agreement. Notwithstanding any of the provisions herein, any termination of this Agreement will not relieve the obligations of the Adviser to pay to Sub-Adviser the fees due to it pursuant to the terms of this Agreement, up to and including the date of termination.

14. USE OF THE SUB-ADVISER’S NAME

 The parties agree that the name of the Sub-Adviser, the names of any affiliates of the Sub-Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Sub-Adviser and its affiliates. The Adviser and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

 Upon termination of this Agreement, the Adviser and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Adviser and the Trust agree that they will review with the Sub-Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Sub-Adviser or its affiliates or any such permitted name(s), derivatives, logos, trademarks, service marks or trade names so that the Sub-Adviser may review the context in which it is referred to, it being agreed that the Sub-Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Adviser or the Trust makes any unauthorized use of the Sub-Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15. AMENDMENTS TO THE AGREEMENT

 Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval or otherwise if pursuant to applicable relief from such in-person requirements under the Investment Company Act. The required shareholder approval shall be effective with respect to a Fund if a majority of the outstanding voting securities of such Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the funds of the Trust.

16. ASSIGNMENT

 Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Sub-Adviser shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

17. ENTIRE AGREEMENT

 This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

18. HEADINGS

 The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19. NOTICES

 All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	Millburn Ridgefield LLC

55 West 46th Street

31st Floor

New York, NY 10036

Attention: Gregg Buckbinder

with a copy to sfelsenthal@millburn.com

For:	Sumitomo Mitsui Trust Asset Management Americas, Inc.

1251 Avenue of the Americas, 22nd Floor,

New York, New York 10020

Attention: Yusuke Karube

  Email: ykarube@smtamamericas.com

  With a copy to: marc.veilleux@klgates.com

20. SEVERABILITY

 Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21. TRUST AND SHAREHOLDER LIABILITY

 The Adviser and the Sub-Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. The Adviser and the Sub-Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or officers, or from any individual Trustees or officer of the Trust.

22. GOVERNING LAW

 The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23. INTERPRETATION

 Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings consistent with Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

24. THIRD PARTY BENEFICIARY

 The Adviser and Sub-Adviser expressly agree that the Trust shall be deemed an intended third party beneficiary of this Agreement.

25. CONFIDENTIALITY

Except as otherwise agreed in writing, as required by law, or as necessary for Sub-Adviser to carry out the intended purposes of this Agreement (including disclosures to employees, officers, directors, third-party service providers, consultants and other agents), the Sub-Adviser will keep confidential all nonpublic information concerning the Adviser’s and the Trust’s, financial affairs, or investments. Nonpublic information shall not include information which was (a) known to the Sub-Adviser prior to this Agreement, (b) acquired from a third party whom the Sub-Adviser reasonably believes is not under an obligation of confidentiality to the Adviser or the Trust, (c) placed in the public domain without fault of the Sub-Adviser, or (d) independently developed by the Sub-Adviser without reference or reliance upon the nonpublic information. Adviser hereby agrees that Sub-Adviser may use Adviser’s name in Sub-Adviser’s marketing materials and other communications regarding Sub-Adviser’s clients; provided, however, such use shall cease upon the termination of this Agreement, unless such communication is reasonably necessary for regulatory compliance or related matters.

26. RISK ACKNOWLEDGMENT

The Sub-Adviser does not guarantee the future performance of any Fund or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of any Fund. The Adviser understands that the decisions made by Sub-Adviser in determining and providing the Model Portfolio to the Adviser and its permitted recipients are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions will not always be profitable and may result in losses to the Fund and its assets. Sub-Adviser expressly provides no implied warranties or guarantees of success or of particular outcomes in connection with the services provided by it hereunder.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

MILLBURN RIDGEFIELD LLC		Sumitomo Mitsui Trust Asset Management Americas, Inc.

By:	/s/ Gregg Buckbinder	By:	/s/ Yusuke Karube
Name:	Gregg Buckbinder	Name:	Yusuke Karube
Title:	President and Chief Operating Officer	Title:	President and CEO

APPENDIX A

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INVESTMENT SUB-ADVISORY AGREEMENT

The Model Portfolio provided by the Sub-Adviser is defined below:

Investment Objective and Portfolio Specifications

Investment Objective: The investment objective is to aim to exceed the return of the Benchmark over the mid- to long- term (i.e. the three- to five-year periods) based on Model Portfolio specifications as described below.

Investment Strategy: Japan Sakigake High Alpha strategy

Investment Style: Actively managed, the Model Portfolio invests in listed Japanese equities with a focus on mid- to long-term (i.e. the three- to five-year periods) earnings growth potential.

Benchmark: TOPIX Total Return Index

Base Currency: Japanese Yen

Expected Number of Holdings: 30 - 50 stocks

Any failure by the Sub-Adviser to achieve the investment objective, and any cases where the Model Portfolio is not within the expected range for the number of holdings above under normal market conditions, will not constitute a breach of this Sub-Advisory Agreement.

Model Portfolio Constraints / Restrictions

Subject to the restrictions set out below, the Sub-Adviser has full and proper authority to provide the investment advice described herein with regards to the Model Portfolio in accordance with the terms of this Sub-Advisory Agreement.

Permitted Securities

The constituents of the Model Portfolio may be those equities securities of companies listed on regulated Japanese equity markets.

Issuer Concentration Limit

The weight of any individual security (issuer) in the Model Portfolio shall not exceed 10% of the Model Portfolio at the time such security is included in, or recommended for inclusion in, the Model Portfolio.

Cash Holdings

The Model Portfolio does not consider any cash holdings in the calculation of the percentage of security holdings within the Model Portfolio and the allocation amongst them.

Further Investment Restrictions

The Model Portfolio is subject to the following additional restrictions:

a) None of the Sub-Adviser's Affiliated companies (as “affiliate” is referenced in Section 23 of this Agreement) will be included in the Model Portfolio.

APPENDIX B

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INVESTMENT SUB-ADVISORY AGREEMENT

Name of Fund	Effective Date of Investment Sub-Advisory Services
Synera Funds Takumi+ ETF	October 1, 2026

APPENDIX C

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INVESTMENT SUB-ADVISORY AGREEMENT